UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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EQT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 20, 2019, EQT Corporation issued the following news release:

EQT ISSUES STATEMENT REGARDING 2019 ANNUAL MEETING OF SHAREHOLDERS

•                  EQT Continues to Generate Significant Free Cash Flow and Deliver Superior Value to All Shareholders

•                  EQT Shareholders Should Not Take Any Action at this Time

PITTSBURGH — (May 20, 2019) — EQT Corporation (NYSE: EQT) today issued the following statement regarding the definitive proxy statement filed by Toby Z. Rice and Derek A. Rice (the “Rices” or “Rice Family”) and their associates in connection with EQT’s 2019 Annual Meeting of Shareholders (“2019 Annual Meeting”):

As shareholders of EQT, you may soon receive a proxy statement with voting materials from the Rices regarding EQT’s upcoming 2019 Annual Meeting. The EQT Board of Directors strongly urges you not to sign or return any white proxy card sent to you by the Rices.

The EQT Board of Directors intends to file the Company’s definitive proxy statement shortly with the U.S. Securities and Exchange Commission. EQT’s proxy statement, along with its GOLD universal proxy card, will be mailed to all shareholders eligible to vote at the 2019 Annual Meeting at that time. Until then, we ask that you ignore any solicitation materials and discard any white proxy cards you may receive from the Rice Family. Upon receipt of EQT’s GOLD universal proxy card, we urge you to protect the value of your investment and vote “FOR” EQT’s highly qualified director nominees. Preliminary copies of the Company’s proxy materials have been filed with the U.S. Securities and Exchange Commission and are publicly available.

Our Board and leadership team are executing comprehensive cultural changes and a business plan that are already producing significant financial results for shareholders. With ongoing improvement in operations and reductions in costs, EQT is confident that it can generate substantial and sustainable free cash flow growth. These operational improvements have already translated into the following financial results: EQT generated more than $300 million of adjusted free cash flow in the last two quarters and delivered 113% and 24% year-over-year improvements in diluted earnings per share (EPS) and adjusted EPS respectively in the first quarter, while reducing debt by approximately $500 million. The Company is on track to achieve approximately $300 to $400 million of adjusted free cash flow in 2019, and to generate at least $2.9 billion through 2023.

It is important for shareholders to know that the Board has reviewed and considered the Rice Family’s nominees and determined that the election of their slate would not be in the best interests of EQT’s shareholders. In addition to many of the Rice nominees being former associates and friends of Toby Rice and Derek Rice, we believe they would immediately jeopardize shareholder value by destabilizing EQT’s continuing success in driving operational efficiencies and reducing costs. The EQT Board believes that electing any of the Rice nominees instead of the Company’s highly qualified director candidates would derail the progress the Company has made to become a free cash flow machine.

In fact, we believe the Rice Family’s campaign is singularly designed to install Toby as CEO and his friends and family on the EQT Board and management team, and pursue risky and potentially value-destructive ideas in lieu of the Company’s proven strategy. We do not believe the Board should be a friends-and-family club, and it is not in the best interests of all shareholders for EQT to become a family business.

EQT and its Board of Directors remain focused on successfully executing the Company’s operating plan, which has already yielded significant results, and will continue to act in the best interests of the Company and its shareholders.

Shareholders with questions about how to vote their shares may call Innisfree M&A Incorporated, the company’s proxy solicitor, toll-free at (877) 687-1866 (from the U.S. and Canada) or (412) 232-3651 (from other locations).

About EQT Corporation:

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work. Visit EQT Corporation at www.EQT.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relationship website at ir.eqt.com.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding projected adjusted free cash flow. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC and as updated by subsequent Form 10-Qs filed by the Company, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

NON-GAAP DISCLOSURES

Adjusted Net Income from Continuing Operations and Adjusted Earnings per Diluted Share (Adjusted EPS) from Continuing Operations

Adjusted net income from continuing operations and adjusted EPS from continuing operations are non-GAAP supplemental financial measures that are presented because they are important measures used by the Company’s management to evaluate period-to-period comparisons of earnings trends. Adjusted net income from continuing operations and adjusted EPS from continuing operations should not be considered as alternatives to income (loss) from continuing operations or diluted EPS from continuing operations presented in accordance with GAAP. Adjusted net income from continuing operations as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement, impairment/loss on the sale of long-lived assets, lease impairments and expirations, proxy and transaction costs and certain other items that impact comparability between periods. Management utilizes adjusted net income from continuing operations to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the income from natural gas sales is not impacted by the often-volatile fluctuations in the fair value of derivatives prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Management believes that adjusted net income from continuing operations as presented provides useful information for investors for evaluating period-over-period earnings.

The table below reconciles adjusted net income from continuing operations and adjusted EPS from continuing operations with income (loss) from continuing operations and diluted EPS from continuing operations, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations included in the Company’s report on Form 10-Q for the quarter ended March 31, 2019.

	Three Months Ended March 31,
	2019	2018
	(Thousands, except per share information)
Income (loss) from continuing operations	$190,691	$(1,578,533)
Add back / (deduct):
Impairment/loss on sale of long-lived assets	—	2,329,045
Lease impairments and expirations	29,534	3,879
Proxy and transaction costs	4,089	10,078
Loss (gain) on derivatives not designated as hedges	131,996	(62,592)
Net cash settlements paid on derivatives not designated as hedges	(63,634)	(38,629)
Premiums received for derivatives that settled during the period	2,437	234
Increase in litigation reserves	8,000	—
Unrealized gain on investment in Equitrans Midstream Corporation	(89,055)	—
Tax impact of non-GAAP items (a)	(2,185)	(484,930)
Adjusted net income from continuing operations	$211,873	$178,552
Diluted weighted average common shares outstanding	255,387	265,169
Diluted EPS from continuing operations	$0.75	$(5.96)
Adjusted EPS from continuing operations	$0.83	$0.67

(a)         The tax impact of non-GAAP items represents the incremental tax expense that would have been incurred had these items been excluded from income (loss) from continuing operations, which resulted in blended tax rates of 9.4% and 21.6% for the three months ended March 31, 2019 and 2018, respectively. These rates differ from the Company’s statutory tax rate primarily due to the impact of items specific to each respective quarter.

Adjusted Free Cash Flow

Adjusted free cash flow is defined as the Company’s net cash provided by operating activities less changes in other assets and liabilities, less EBITDA attributable to discontinued operations (a non-GAAP supplemental financial measure defined below), plus interest expense attributable to discontinued operations and cash distributions from discontinued operations, less accrual-based capital expenditures attributable to continuing operations. Adjusted free cash flow is a non-GAAP supplemental financial measure that the Company’s management and external users of its consolidated financial statements, such as industry analysts, lenders and ratings agencies use to assess the Company’s liquidity. The Company believes that adjusted free cash flow provides useful information to management and investors in assessing the impact of the Company’s ability to generate cash flow in excess of capital requirements and return cash to shareholders. Adjusted free cash flow should not be considered as an alternative to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows included in the Company’s report on Form 10-Q for the quarter ended March 31, 2019 and to the Company’s report on Form 10-K for the year ended December 31, 2018.

	Three Months Ended March 31, 2019	Three Months Ended December 31, 2018	Total
	(Thousands)
Net cash provided by operating activities	$871,287	$530,866	$1,402,153
(Deduct) / add back changes in other assets and liabilities	(223,934)	261,216	37,282
Operating cash flow	$647,353	$792,082	$1,439,435
(Deduct) / add back:
EBITDA attributable to discontinued operations (a)	—	(118,934)	(118,934)
Interest expense attributable to discontinued operations	—	19,452	19,452
Adjusted operating cash flow	$647,353	$692,600	$1,339,953
(Deduct):
Capital expenditures attributable to continuing operations	(476,022)	(558,351)	(1,034,373)
Adjusted free cash flow	$171,331	$134,249	$305,580

(a)         As a result of the separation of the Company’s midstream business from its upstream business and subsequent spin-off of Equitrans Midstream Corporation in November 2018, the results of operations of Equitrans Midstream Corporation are presented as discontinued operations in the Company’s Statements of Condensed Consolidated Operations. EBITDA attributable to discontinued operations is a non-GAAP supplemental financial measure reconciled in the section below.

The Company has not provided projected net cash provided by operating activities or a reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and adjusted free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, without unreasonable effort.

EBITDA Attributable to Discontinued Operations

EBITDA attributable to discontinued operations is a non-GAAP supplemental financial measure defined as income from discontinued operations, net of tax plus interest expense, income tax expense, depreciation and amortization of intangible assets attributable to discontinued operations for the three months ended December 31, 2018.

The table below reconciles EBITDA attributable to discontinued operations with income from discontinued operations, net of tax, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations included in the Company’s report on Form 10-K for the year ended December 31, 2018.

Three Months Ended December 31, 2018
(Thousands)
Income (loss) from discontinued operations, net of tax	$(163,911)
Add back / (deduct):
Interest expense	19,452
Income tax expense	(31,575)
Depreciation	22,243
Amortization of intangible assets	4,847
Impairment of goodwill	267,878
EBITDA attributable to discontinued operations	$118,934

Important Information

EQT Corporation (the Company) filed a preliminary proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the SEC) on May 8, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the 2019 Annual Meeting). Details concerning the nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the preliminary proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, when it becomes available, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings.

Participants in the Solicitation

The Company, its directors and nominees and certain of its executive officers will be deemed participants in the solicitation of proxies from shareholders in respect of the 2019 Annual Meeting. Information regarding the names of the Company’s directors and nominees and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s preliminary proxy statement for the 2019 Annual Meeting, filed with the SEC on May 8, 2019. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in (or are not set forth in) the preliminary proxy statement for the 2019 Annual Meeting, such changes (or initial ownership information and subsequent changes) have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the interests of the participants in the Company’s proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the definitive proxy statement and other relevant materials to be filed with the SEC, if and when they become available.

Contacts:

Analyst inquiries:

Blake McLean — Senior Vice President, Investor Relations and Strategy

412.395.3561

bmclean@eqt.com

Media inquiries:

Michael Laffin — Vice President, Communications

412.395.2069

MLaffin@eqt.com

Source: EQT Corporation